Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	Other(2)	1,424,120(3)	$35.99	$51,254,078.80	$0.00015310	$7,847.00

Total Offering Amounts					$51,254,078.80		$7,847.00

Total Fee Offsets(4)							—

Net Fee Due							$7,847.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered also includes an indeterminate number of additional shares of the registrant’s common stock that become issuable under the registrant’s 2022 Long-Term Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, or other similar transaction that increases the number of outstanding shares of the registrant’s common stock.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The registration fee is based on the average of the high and low prices of the registrant’s common stock on June 17, 2025, as reported on the New York Stock Exchange.

(3)	Represents the maximum number of shares of the registrant’s common stock issuable under the 2022 Plan less the number of shares of common stock previously issued under the 2022 Plan.
(4)	The registrant does not have any fee offsets.